Exhibit 99.1

                        Southwest Water Company Reports
                      First Quarter 2007 Financial Results



   LOS ANGELES--(BUSINESS WIRE)--May 14, 2007--Southwest Water
Company (NASDAQ:SWWC) today reported financial results for the first quarter ended March 31, 2007.

   For the quarter, revenues declined 3% to $48.1 million from $49.6 million in the first quarter of 2006. Operating income declined 2% to $2.9 million compared with $3.0 million in 2006. Net income was down 20% to $614,000, or $0.03 per diluted share, compared to $772,000, or $0.03 per diluted share, in 2006. Weighted average diluted shares outstanding for the year increased 4% to 24.2 million.

   "Our Utility Group recorded a solid financial performance, largely driven by our utility in California, which benefited from higher water consumption related to warm, dry weather and last year's rate increase," said Mark A. Swatek, Southwest Water chief executive officer and chairman. "However our Services Group was challenged by cold, wet weather in Texas, which limited our ability to carry out certain construction and repair work in the field, as well as increased expenses in our southeast division.

   "We have made significant strides in improving the operations of our Services Group," continued Swatek. "We have implemented turnaround plans for under-performing units and have recently brought in new management. We still have a handful of less profitable business units that we are working on, but we expect to see improved results from these areas over the next several quarters."

   Division Results

   Revenues in the Utility Group were $20.5 million for the quarter, up from $18.3 million in 2006, which include intersegment revenues of $452,000 and $366,000, respectively. This 12% increase was primarily due to increased consumption and a rate increase in California in mid-2006 and, to a lesser degree, increased connections in New Mexico and Texas and a rate increase in the fourth quarter of 2006 at one of the company's Texas utilities.

   Utility Group operating income in the first quarter increased 12% to $6.0 million compared with $5.3 million in 2006, primarily due to the revenue increases partially offset by increased depreciation expense and higher operating expenses for sewage treatment and contract operation fees in New Mexico and Texas. Depreciation expense rose as a result of increases in 2006 capital expenditures in Texas and New Mexico and a higher depreciation rate adopted at the company's California utility related to a 2006 rate case. Additionally, the quarter includes $200,000 of legal and appraisal costs associated with the condemnation litigation against the company's New Mexico utility. According to New Mexico statute, the company will be entitled to reimbursement of these costs if the company prevails in the legal actions.

   Services Group revenues were $33.7 million in the first quarter, down from $37.9 million in 2006, which includes intersegment revenues of $7.2 million and $7.5 million, respectively. This 11% decrease was due to reduced field work in Texas and a reduction in the company's contract base in the southeast division.

   Services Group operating income for the quarter decreased 68% to $343,000 from $1.1 million in 2006. The reduction in operating margin was primarily due to increased costs in the southeast division to correct past performance issues and close out contracts.

   SG&A and Capital Expenditures

   Consolidated SG&A expenses for the quarter were $8.5 million, representing 18% of revenues, versus $8.4 million, or 17% of revenues, in the first quarter of 2006. Total company funded capital expenditures were $7.0 million, representing on-going investment in the company's water and wastewater infrastructure.

   Conference Call

   The company will discuss its first quarter results in a conference call and webcast to be held today, May 14 2007, at 10:00 a.m. Eastern time (7:00 a.m. Pacific). The conference call can be accessed on the company's website at www.swwc.com. For those unable to participate in the live webcast, a replay will be available shortly after the call on the company's website. A telephonic replay will also be available beginning at 12:00 p.m. Eastern (9:00 a.m. Pacific) until midnight May 21, 2007 at 888-286-8010 (international callers 617-801-6888), passcode 18283269.

   Southwest Water Company provides a broad range of services including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people across the US depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's website: www.swwc.com.

   This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company's ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the company's 2006 Annual Report on Form 10-K and Quarterly Report for the quarter ended March 31, 2007 on Form 10-Q, which the company anticipates filing shortly. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.



FINANCIAL HIGHLIGHTS - SOUTHWEST WATER COMPANY
(unaudited and in thousands, except per share amounts)

                                                Three Months Ended
                                                     March 31,
                                                2007         2006
                                             -------------------------

Operating revenues                               $48,074      $49,594

Operating income                                   2,943        3,017

Net income                                           614          772

Diluted earnings per common share                  $0.03        $0.03

Weighted average outstanding
common shares:
   Diluted                                        24,214       23,307



CONSOLIDATED BALANCE SHEET INFORMATION
                                              March 31,   December 31,
                                                2007         2006
                                             -------------------------

Current assets                                  $ 45,023     $ 48,257
Property, plant and equipment, net               395,246      389,625
Total assets                                    $494,384     $491,693

Current liabilities                             $ 28,195     $ 35,830
Long-term debt                                   135,709      128,624
Contributions in aid of construction             110,564      110,024
Stockholders' equity                             168,099      166,527
Total liabilities and stockholders' equity      $494,384     $491,693


    CONTACT: Southwest Water Company
             DeLise Keim, VP Corp. Communications, 213-929-1846 www.swwc.com or
             PondelWilkinson Inc.
             Robert Jaffe, 310-279-5969
             www.pondel.com